Exhibit 10.26

[Fluor Enterprises, Inc. Letterhead]

Fluor Enterprises, Inc.
6700 Las Colinas Blvd
Irving, Texas 75030

October 30, 2020

David Constable
754 Naples 17th Avenue South
Naples, Florida 34102
Dear David:

On behalf of Fluor Enterprises, Inc. (“Fluor” or the “Company”), I am very pleased to offer you the position of Chief Executive Officer. If you accept this offer, your start date will be January 1, 2021 or another mutually agreed upon date. This letter summarizes the terms and conditions of your employment, should you accept this offer. We would like to have your response by October 30, 2020. Accordingly, this offer will expire at midnight on October 30, 2020 if it is not accepted before then.

All forms of compensation referred to in this offer letter are in USD and subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You will continue to serve on the Board of Directors as an employee director after your start date (subject to annual election the same as now), and any ongoing compensation as a non-employee director will cease upon your start date. Also, for any forms of compensation or benefits where Company service is a factor, your prior service as a Fluor employee will be counted.

Base Salary
Your starting annual base salary will be $1,350,000, less applicable withholding, which will be paid bi-weekly. Your salary will be reviewed on an annual basis in the first fiscal quarter of each year consistent with our annual executive compensation review.

Annual Incentive
Your annual incentive award will be determined consistent with the annual incentive plan applied to other Fluor executive officers based on a target amount commensurate with your position that will be reviewed annually. Your target annual incentive is 150% of your base salary or $2,025,000, gross. Your incentive opportunity range is from zero to 200% of target based on your individual performance and the overall results of Fluor Corporation. Annual incentives are awarded on a fiscal year basis payable within 90 days following the close of the fiscal year. Incentives for FY2021 are expected to be paid in Q1 of 2022 based on actual performance in FY2021.

Cash Transition and Relocation Payment

Subject to the clawback provision set forth below, you will receive a Cash Transition and Relocation Payment of $1,000,000, gross, to be paid on January 8, 2020. Please note all applicable taxes and withholdings will apply to this payment.

If you voluntarily terminate employment with the Company within twelve (12) months of your start date, you will be obligated to repay the Company, the net of taxes amount of the Cash Transition and Relocation Payment. To the extent permitted by applicable law, by signing below, you authorize the Company to deduct any amounts due from your final paycheck (including, without limitation, from any benefit or accrued vacation balance). If such a deduction from the final paycheck is

David Constable
October 30, 2020

insufficient to reimburse the Company for the amount owed, you understand you remain personally liable for the remaining balance and agree to repay Fluor for the remaining balance within ten (10) days of your last day of employment.

Relocation Expenses

You will be reimbursed for travel expenses associated with house hunting, temporary housing costs, and moving expenses related to your relocation from Florida to the Dallas, Texas area in accordance with Company policy. If you decide to sell your current residence as part of your relocation, you will not be reimbursed for commission expenses or closing costs related to the sale.

Regular Long-Term Incentive (LTI) Award
Fluor will recommend to the Organization and Compensation Committee of the Board of Directors (“OCC”) your participation in the LTI plan for fiscal-year 2021. LTI awards emphasize long-term Company performance and management’s alignment with shareholder value creation through continued commitment to profitable growth and cost efficiencies. We will recommend a LTI award of $9,350,000 for fiscal 2021, which is: (i) subject to approval by the OCC; (ii) subject to your signing the corresponding LTI agreements, which along with the plan documents, provide additional details of the corresponding awards, restrictions, and vesting requirements. It is anticipated that your 2021 LTI award will be made at the same time as other Fluor executive officers in a comparable form, as determined by the OCC.

You will continue to be eligible for the LTI awards consistent with other Fluor executive officers while you remain employed by the Company. The design and target values associated with LTI awards are reviewed by the OCC each year so the components, timing and/or award values may vary.

Sign-On Equity Award

In connection with your appointment as CEO, you will receive $5,000,000 in equity awards based on the award-date value, as follows:

    (i) $2,500,000 in stock options with a ratable five year vesting period (vesting in 20% installments on the anniversary date of the award subject to your continued employment) and a ten year term, with vested shares becoming exercisable only if the closing price of the common stock on the date of award appreciates by at least 25% for any period of 20 consecutive trading days before the end of the five year vesting period and otherwise forfeited at that time (number of shares to be determined by the Black-Scholes value using the closing price on the date of award); and

    (ii) $2,500,000 of time-based restricted stock units with a five year vesting period vesting in 20% installments on the anniversary date of the award subject to your continued employment (number of shares to be determined by the closing price of the stock on the date of award).

The above-referenced Sign-on Equity Award is: (i) made pursuant to NYSE rules for new-hire inducement equity outside Fluor’s shareholder-approved stock plan; (ii) subject to approval by the OCC; and (iii) subject to your signing a stock option agreement and a restricted stock unit agreement which, along with the governing plan documents, provide details of the corresponding awards and their respective restrictions and vesting requirements. You should note that the retirement-acceleration provisions applicable to regular stock option and restricted stock unit awards will not apply to the Sign-on Equity, which is for the purpose of encouraging your employment retention.

It is anticipated that this Sign-on Equity Award will be made at the next OCC meeting after employment commences, but no later than January 8, 2021 or as soon as allowed if we are in a closed period.

At-Will Employment

Your employment relationship with Fluor will be “at-will.” This means that your employment with Fluor is not for any specified period of time and that either you or Fluor can terminate the employment relationship at any time, for any or no reason, with

David Constable
October 30, 2020

or without cause, and with or without notice, subject to restrictions under any applicable law. Nothing contained in this letter or in any Company policy or benefit is intended, nor should it be construed, to alter the at-will relationship that Fluor and its employees maintain with one another.

Additionally, the at-will status of your employment cannot be altered by any oral statement or alleged oral agreement. Although the Company reserves the right to change from time-to-time other terms, conditions, and benefits of employment, the at-will nature of your employment with the Company is one aspect of our employment relationship that will not change. The only way the at-will nature of our employment relationship can be changed is by way of an express written agreement, signed by you and the Executive Chair of Fluor Corporation’s Board of Directors or the current Lead Independent Director. Accordingly, no statement from other Company officers or in any Company policy can change the at-will nature of your employment.

Human Resources Policies

During your employment with Fluor, you will be covered by its Human Resources Policies, as may be amended from time to time, and your home base office will be in Irving, Texas. Following is a summary description of some of the Company policies and the benefits offered by Fluor. For a detailed description of benefits available to you while employed by Fluor, please refer to the new-hire benefits information provided by local HR.

In addition, you will be covered by, and required to comply with, the Company’s executive compensation policies, including but not limited to, ownership guidelines, clawback requirements, hedging and pledging prohibitions, and change in control and retirement provisions.

Although a summary of benefits is being provided, please note that any plans described in this letter are subject to the specific terms and provisions of the legal documents governing these plans. Provisions of the plans as established in the plan documents are the sole source for interpretation and administration. Any conflict between the summary set forth in this letter and the Plan documents will be resolved in favor of the Plan documents. Additionally, the Company reserves the right to modify, amend, or delete any Company policy or benefit at any time, with or without notice.

Executive Deferred Compensation Plan (EDCP)
Starting from your date of hire you will be eligible to participate in this program, which has been designed to help you manage your tax obligations and plan for financial security. Your first eligible participation period will begin on your date of hire. You must enroll within 30 days of your hire date with Fluor through Prudential, our program administrator, if you wish to participate for 2021.

Participation in this plan is voluntary. Amounts deferred under the plan may be deferred until termination, retirement, or for other specified periods of time as allowed by the plan, and will accrue interest based on the allocation of your EDCP balance among the available crediting options.

Please contact Karen Roberts at karen.roberts@fluor.com for more information.

401(k) Savings Investment Plan (SIP)
You will be eligible immediately to participate in the 401(k) SIP. You may elect to defer a percentage of your base salary up to IRS maximums. After one year of service, including any prior service, the Company makes matching contributions of 100% of your contributions up to a maximum equal to 5% of your base salary earnings, subject to IRS maximums. You are immediately 100% vested in the full value of your contributions and the matching contributions within your SIP account. You decide where to invest your account from among a variety of funds with varying objectives. The maximum contribution limits may be adjusted for inflation. Check www.irs.gov for updates.
If you have funds in a retirement savings account from a previous employer, you may rollover the funds provided they are from a qualified plan and constitute a rollover contribution under the applicable IRS Code.

David Constable
October 30, 2020

An additional feature of the SIP is a loan option. This feature allows you to borrow up to 50% of your vested account balance to a maximum of $50,000.

Discretionary Company SIP Contribution

In addition, based on financial performance, the Company may make an annual discretionary contribution to your SIP account. The amount of the contribution is based on years of service and is dependent on the overall financial performance of the Company. Employees will receive awards based on a percentage of their eligible base salary. The vesting schedule for participants is 100% after three years of service.

Years of Service	Discretionary Company Contributions
1 – 9	Up to 4% of your eligible compensation
10 – 19	Up to 5% of your eligible compensation
20 – 29	Up to 6% of your eligible compensation
30+	Up to 7% of your eligible compensation

Executive Physical Examination Program

As a member of the Executive Management Team, you will be eligible for an annual allowance for an annual executive physical examination in an amount that is consistent with Company policy for other executive officers and commensurate with your level.

Executive Financial Planning Program

As a member of the Executive Management Team, you will be eligible for an annual reimbursement for financial planning services, in an amount consistent with Company policy for executives at your level, to enable you to review your current and future financial requirements with an outside financial advisor. We encourage you to seek qualified professional advice in meeting your overall financial objectives.

Executive Car Allowance
You will also be eligible for a monthly car allowance that is consistent with amounts paid to other similarly situated executive officers of the Company. This car allowance will be paid through the payroll system.

Club Membership

The Company will pay on your behalf, or reimburse you for, membership fees payable in connection with your membership in one country club of your choice.

Indemnification

During and after your employment, the Company will indemnify you in your capacity as an executive officer and member of the Board to the maximum extent permitted under the Company’s charter, by-laws, and applicable law. To implement this provision, the Company shall execute and deliver to you its standard form of indemnification agreement for officers and directors after commencement of your employment.

Time Off With Pay (TOWP)

You will be eligible to accrue Time off with Pay (TOWP). The TOWP weekly accrual rate is based on the total number of years of continuous service as verified with TOWP Accrual Date. An employee earns 0.09625 hours for every hour paid up

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October 30, 2020

to a maximum of 7.70 hours per pay period during the first four years of Continuous Service. An employee earns 0.11550 hours for every hour paid up to a maximum of 9.24 hours per pay period beginning on the fifth through nineteenth year of Continuous Service. An employee earns 0.13475 hours for every hour paid up to a maximum of 10.78 hours per pay period beginning on the twentieth year of Continuous Service and each year thereafter.

You may use TOWP hours for payment of any time off from work you take; in addition, you will be required to use TOWP hours for facility closure dates (e.g. holidays, etc). TOWP will not accrue during any unpaid time off (with the exception of an approved short-term disability). TOWP accruals are capped at 2,080.

Please refer to Fluor U.S. Policy HR-301 for further details on TOWP.

Group Health, Dental, Vision, Life and Disability Insurance
In accordance with the standard Company benefit offerings, you will be provided with Basic Employee Life insurance, Long Term Disability coverage, and Business Travel Accident insurance. In addition, you may purchase medical, dental, vision, and additional life insurance for yourself and your dependents. You have the option to purchase short-term disability coverage for yourself. Monthly premiums are based on the options you select. Should you choose to elect coverage, it will begin on your first day of employment, provided you enroll within 31 days of your hire date.

Wellness Program

A wellness program is available to help employees improve their health and earn incentives to reduce the cost of their medical insurance premiums. A package will be provided to explain all benefit choices available to you.

Other Employee Benefits and Services
Other benefits available include Tuition Reimbursement Program, automatic enrollment in programs such as Employee and Family Assistance Program, Vision Discount Program and "Benefits For You Plus" Employee Discounts and Services Programs; and eligibility for voluntary benefits such as Critical Illness Insurance, Legal Services, and Auto/Home Insurance as well as Tax Savings Accounts, which give you the ability to pay qualifying medical, dental, vision and child/elder care expenses with pre-tax dollars.

Contingencies
The Immigration Reform and Control Act of 1986 requires Fluor to verify and record both your identity and right to work in the United States. Accordingly, this offer of employment is contingent on your being able to satisfy the requirements of the law on or before your first day of work.

In addition, this offer of employment is contingent upon your successful completion of a pre-employment chemical screen test to be conducted by e-Screen. This screening must be completed prior to your first day of work. Instructions for completing this screening will be provided.

This offer of employment is also contingent upon your ability to work for the Company without restrictions from any previous employer. By accepting this offer, you confirm and represent that you are under no obligation or arrangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of the Company or that would adversely impact your ability to perform the expected services on behalf of the Company. You also confirm and represent that you have not taken (or failed to return) in an unauthorized manner any confidential, proprietary, or trade secret information belonging to a prior employer or any other entity, and that you will never use or disclose such

David Constable
October 30, 2020

information to Fluor (or any of its employees, agents or affiliates) or attempt to induce Fluor (or any of its employees, agents or affiliates) to use such information.

I hope that you will accept this offer and look forward to a productive and mutually beneficial working relationship. Please let me know if you have any questions about any of the matters outlined in this letter. I will do what I can to either answer your questions myself or to have your questions answered by H.R.

If you wish to accept this offer of employment with Fluor, please return a signed copy of this offer letter me. Please note that by signing this offer letter, you also acknowledge that no other promises or representations have been made to you about your employment with Fluor other than those contained in this offer letter.

Sincerely,

/s/ Alan Boeckmann
Alan Boeckmann

Accepted:

/s/ David Constable                        10/30/2020
David Constable              Date